Exhibit 99.1

Targa Resources Partners LP and Targa Resources Corp. Report

First Quarter 2013 Financial Results

HOUSTON – May 3, 2013—Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) and Targa Resources Corp. (NYSE: TRGP) (“TRC” or the “Company”) today reported first quarter 2013 results. First quarter 2013 net income attributable to Targa Resources Partners was $38.9 million compared to $70.1 million for the first quarter of 2012. Net income per diluted limited partner unit was $0.16 in the first quarter of 2013 compared to $0.63 for the first quarter of 2012. The Partnership reported earnings before interest, income taxes, depreciation and amortization and other non-cash items (“Adjusted EBITDA”) of $132.2 million for the first quarter of 2013 compared to $145.4 million for the first quarter of 2012.

The Partnership’s distributable cash flow for the first quarter 2013 of $85.5 million corresponds to distribution coverage of approximately 0.9 times the $95.7 million in total distributions to be paid on May 15, 2013 (see the section of this release entitled “Targa Resources Partners—Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, gross margin, operating margin and distributable cash flow, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”)).

“Our first quarter financial results demonstrate the benefits of the increasing scale, diversity and fee-based nature of our businesses. Despite the significant reduction in natural gas liquids prices compared to the first quarter of last year, the effect on our financial results was mitigated by record quarterly margin from our Logistics and Marketing division,” said Joe Bob Perkins, Chief Executive Officer of the general partner of the Partnership and of Targa Resources Corp. “We are currently commissioning our 100 MBbl/d Cedar Bayou Fractionator Train 4 expansion in Mont Belvieu, Texas. This project is part of the $1.7 billion in organic growth investments expected to be placed in service by the end of 2014, $1.2 billion of which is expected to be placed in service this year. We expect these primarily fee-based investments to add scale, diversity and margin that will support continued distribution growth.”

On April 16, 2013, the Partnership announced a cash distribution for the first quarter 2013 of $0.6975 per common unit, or $2.79 per unit on an annualized basis, representing an increase of approximately 3% over the fourth quarter 2012 and 12% over the distribution for the first quarter 2012. The cash distribution will be paid on May 15, 2013 on all outstanding common units to holders of record as of the close of business on April 29, 2013. The total distribution paid will be $95.7 million, with $62.7 million to the Partnership’s third-party limited partners and $33.0 million to TRC for its ownership of common units, incentive distribution rights (“IDRs”) and its 2% general partner interest in the Partnership.

Targa Resources Partners—Capitalization, Liquidity and Financing Update

Total funded debt at the Partnership as of March 31, 2013 was $2,450.4 million including $565.0 million outstanding under the Partnership’s $1.2 billion senior secured revolving credit facility, $72.7 million of 11 1/4% senior unsecured notes due 2017, $250.0 million of 7 7/8% senior unsecured notes due 2018, $483.6 million of 6 7/8% senior unsecured notes due 2021, $400.0 million of 6 3/8% senior unsecured notes due 2022, $600.0 million of 5 1/4% senior unsecured notes due 2023, $111.4 million outstanding under our accounts receivable securitization facility due 2014 and $32.3 million of unamortized discounts.

As of March 31, 2013, after giving effect to $53.2 million in outstanding letters of credit, the Partnership had available revolver capacity of $581.8 million and $102.1 million of cash, resulting in total liquidity of $683.9 million.

Targa Resources Corp.—First Quarter 2013 Financial Results

Targa Resources Corp., the parent of Targa Resources Partners, reported its first quarter 2013 results. The Company, which as of March 31, 2013 owned a 2% general partner interest (held through its 100% ownership interest in the general partner of the Partnership), all of the IDRs and 12,945,659 common units of the Partnership, presents its results consolidated with those of the Partnership.

TRC reported net income available to common shareholders of $13.4 million for the first quarter 2013 compared with a net income available to common shareholders of $9.6 million for the first quarter 2012. The net income per diluted common share was $0.32 in the first quarter of 2013 compared to $0.23 for the first quarter of 2012.

First quarter 2013 distributions to be paid on May 15, 2013 by the Partnership to the Company will be $33.0 million, with $9.0 million, $22.1 million and $1.9 million paid with respect to common units, IDRs and general partner interests, respectively.

On April 16, 2013, TRC declared a quarterly dividend of $0.4950 per share of its common stock for the three months ended March 31, 2013, or $1.98 per share on an annualized basis, representing increases of approximately 8% over the previous quarter’s dividend and 36% over the dividend for the first quarter of 2012. Total cash dividends of approximately $20.6 million will be paid May 16, 2013 on all outstanding common shares to holders of record as of the close of business on April 29, 2013.

The Company’s distributable cash flow for the first quarter 2013 was $25.1 million compared to $21.0 million in total declared dividends for the quarter (see the section of this release entitled “Targa Resources Corp.—Non-GAAP Financial Measures” for a discussion of distributable cash flow and reconciliations of this measure to its most directly comparable financial measure calculated and presented in accordance with GAAP).

Targa Resources Corp.—Capitalization, Liquidity and Financing Update

Total funded debt of the Company as of March 31, 2013, excluding debt of the Partnership, was $72.0 million in borrowings outstanding under its $150.0 million senior secured revolving credit facility due 2017. This resulted in $78.0 million in available revolver capacity as of March 31, 2013.

The Company’s cash balance, excluding cash held by the Partnership and its subsidiaries, was $10.6 million as of March 31, 2013, resulting in total liquidity of $88.6 million.

Conference Call

Targa Resources Partners and Targa Resources Corp. will host a joint conference call for investors and analysts at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on May 3, 2013 to discuss first quarter 2013 financial results. The conference call can be accessed via Webcast through the Events and Presentations section of the Partnership’s website at www.targaresources.com, by going directly to http://ir.targaresources.com/events.cfm?company=LP or by dialing 877-881-2598. The pass code for the dial-in is 31695655. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following completion of the Webcast through the Investor’s section of the Partnership’s and the Company’s website. An updated investor presentation will be available in the Events and Presentations section of the Partnership’s website following the completion of the conference call.

Targa Resources Partners – Consolidated Financial Results of Operations

	Three Months Ended March 31,
	2013	2012
	(In millions except per unit data)
Revenues	$1,397.8	$1,645.5
Product purchases	1,137.5	1,384.1

Gross margin (1)	260.3	261.4
Operating expenses	86.1	71.6

Operating margin (2)	174.2	189.8
Depreciation and amortization expenses	63.9	46.7
General and administrative expenses	34.1	32.9

Income from operations	76.2	110.2
Interest expense, net	(31.4)	(29.4)
Equity earnings	1.6	2.1
Other	(0.2)	(0.1)
Income tax expense	(0.9)	(1.0)

Net income	45.3	81.8
Less: Net income attributable to noncontrolling interests	6.4	11.7

Net income attributable to Targa Resources Partners LP	$38.9	$70.1

Net income attributable to general partner	22.8	14.1
Net income attributable to limited partners	16.1	56.0

Net income attributable to Targa Resources Partners LP	$38.9	$70.1

Basic net income per limited partner unit	$0.16	$0.64
Diluted net income per limited partner unit	0.16	0.63
Financial data:
Adjusted EBITDA (3)	$132.2	$145.4
Distributable cash flow (4)	85.5	105.7
Capital expenditures	206.9	98.0
Operating data:
Crude oil gathered, MBbl/d	31.5	—
Plant natural gas inlet, MMcf/d (5)(6)	2,079.1	2,232.7
Gross NGL production, MBbl/d	133.3	132.3
Export volumes, MBbl/d	44.8	22.1
Natural gas sales, BBtu/d (6)	849.7	860.5
NGL sales, MBbl/d	281.3	279.1
Condensate sales, MBbl/d	3.4	3.1

(1)	Gross margin is a non-GAAP financial measure and is discussed under “Targa Resources Partners—Non-GAAP Financial Measures.”
(2)	Operating margin is a non-GAAP financial measure and is discussed under “Targa Resources Partners—Non-GAAP Financial Measures.”
(3)	Adjusted EBITDA is net income before: interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and debt redemptions, early debt extinguishments and asset disposals, non-cash risk management activities related to derivative instruments, and changes in the fair value of the Badlands acquisition contingent consideration. This is a non-GAAP financial measure and is discussed under “Targa Resources Partners—Non-GAAP Financial Measures.”
(4)	Distributable cash flow is income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for non-cash losses (gains) on mark-to-market derivative contracts, debt repurchases and redemptions, early debt extinguishments and asset disposals, less maintenance capital expenditures (net of any reimbursements of project costs), and changes in the fair value of the Badlands acquisition contingent consideration. This is a non-GAAP financial measure and is discussed under “Targa Resources Partners—Non-GAAP Financial Measures.”
(5)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(6)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.

Targa Resources Partners – Review of Consolidated First Quarter Results

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Revenues, including the impacts of hedging, decreased due to impact of lower realized prices on NGLs and condensate ($317.0 million) and lower natural gas and NGL volumes ($8.8 million), partially offset by the impact of higher realized prices on natural gas ($51.2 million), higher fee-based and other revenues ($25.1 million) and higher volumes of condensate ($1.8 million).

Consolidated gross margin was essentially flat, as the favorable margin effects of volumes expansions were mitigated by falling NGL and condensate prices. Operating expenses increased primarily due to the system expansions in our Field Gathering and Processing segment and higher maintenance costs. See “Targa Resources Partners – Review of Segment Performance” for additional information regarding changes in the components of operating margin on a disaggregated basis.

The increase in depreciation and amortization expenses was primarily due to the acquisition of Badlands properties and intangible assets, system expansions and other assets placed in service during the last twelve months.

General and administrative expenses increased primarily due to compensation and benefits.

The increase in interest expense was the result of higher borrowings ($6.2 million) offset by higher capitalized interest ($4.3 million) as a result of increased spending on major capital projects.

The decrease in net income attributable to noncontrolling interests reflects the impact of lower earnings at our non-wholly owned Upstream consolidated subsidiaries, primarily at our Versado and VESCO joint ventures.

Targa Resources Partners – Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Partnership views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. For a discussion of operating margin, see “Targa Resources Partners—Non-GAAP Financial Measures—Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation. For all operating statistics presented, the numerator is the total volume or sales for the period and the denominator is the number of calendar days for the period.

The Partnership reports its operations in two divisions: (i) Gathering and Processing, consisting of two reportable segments—(a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) Logistics and Marketing, consisting of two reportable segments—(a) Logistics Assets and (b) Marketing and Distribution. The financial results of the Partnership’s commodity hedging activities are reported in Other.

Gathering and Processing Segments

Field Gathering and Processing

The Field Gathering and Processing segment’s assets are located in North Texas and the Permian Basin on West Texas and New Mexico. With the Badlands acquisition on December 31, 2012, this segment’s assets now include the Badlands crude oil and natural gas gathering, terminaling and processing assets in North Dakota.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	($ in millions)
Gross margin	$91.5	$102.3
Operating expenses	37.7	29.3

Operating margin	$53.8	$73.0

Operating statistics (1):
Plant natural gas inlet, MMcf/d (2), (3)
Sand Hills	152.3	145.7
SAOU	139.2	115.3
North Texas System	260.8	224.5
Versado	160.7	169.9
Badlands	15.9	—

	728.9	655.4

Gross NGL production, MBbl/d
Sand Hills	17.4	17.0
SAOU	20.6	18.2
North Texas System	29.0	24.9
Versado	19.4	19.0
Badlands	1.6	—

	88.0	79.1

Crude oil gathered, MBbl/d	31.5	—

Natural gas sales, BBtu/d (3)	339.2	313.3
NGL sales, MBbl/d	70.8	65.0
Condensate sales, MBbl/d	2.9	2.9
Average realized prices (4):
Natural gas, $/MMBtu	3.12	2.57
NGL, $/gal	0.72	1.06
Condensate, $/Bbl	85.66	99.23

(1)	Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.
(2)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(3)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(4)	Average realized prices exclude the impact of hedging activities presented in Other.

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

The decrease in gross margin was primarily driven by lower NGL and condensate sales prices, partially offset by system volume increases and higher natural gas prices. The increase in plant inlet volumes were largely attributable to new well connects, which increased system volumes. Volumes at Sand Hills and Versado were impacted by operational issues.

The increase in operating expenses was primarily due to expanded operations and higher system maintenance and repair costs.

Coastal Gathering and Processing

The Coastal Gathering and Processing segment assets are located in the onshore and near offshore region of the Louisiana Gulf Coast and the Gulf of Mexico. With the strategic location of the Partnership’s assets in Louisiana, it has access to the Henry Hub, the largest natural gas hub in the U.S., and to a substantial NGL distribution system with access to markets throughout Louisiana and the Southeast United States.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	($ in millions)
Gross margin	$34.0	$56.7
Operating expenses	10.5	10.4

Operating margin	$23.5	$46.3

Operating statistics (1):
Plant natural gas inlet, MMcf/d (2),(3)
LOU(4)	341.6	194.9
Coastal Straddles	474.5	839.5
VESCO	534.1	543.0

	1,350.2	1,577.4

Gross NGL production, MBbl/d
LOU	9.0	8.1
Coastal Straddles	13.4	17.6
VESCO	22.9	27.5

	45.3	53.2

Natural gas sales, BBtu/d (3)	275.1	282.0
NGL sales, MBbl/d	41.4	47.3
Condensate sales, MBbl/d	0.5	0.3
Average realized prices:
Natural gas, $/MMBtu	3.45	2.62
NGL, $/gal	0.84	1.16
Condensate, $/Bbl	110.44	127.86

(1)	Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume during the quarter and the denominator is the number of calendar days during the quarter.
(2)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(3)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(4)	Includes volumes from the Big Lake processing plant acquired in July 2012.

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

The decrease in gross margin was primarily due to lower realized NGL and condensate sales prices, less favorable frac spread and lower throughput volumes. The decrease in plant inlet volumes was largely attributable to the decline in offshore and off-system supply volumes and the impact of the Yscloskey, Calumet and other third-party plant shutdowns in 2012, partially offset by the addition of the Big Lake plant. Lower natural gas sales volumes reflected decreased sales to other reportable segments for resale, partially offset by an increase in demand from industrial customers. VESCO’s NGL production was constrained by damage to one of the two third-party pipelines that provide NGL takeaway capacity.

Operating expenses were flat as higher system maintenance and repair costs at LOU and Lowry were offset by the impact of the Yscloskey and Calumet plant shutdowns.

Logistics and Marketing Segments

Logistics Assets

The Logistics Assets segment is involved in transporting, storing and fractionating mixed NGLs; storing, terminaling and transporting finished NGLs; and storing and terminaling refined petroleum products and crude oil. The Partnership’s logistics assets are generally connected to, and supplied in part by its Gathering and Processing segments and are predominantly located in Mont Belvieu, Texas and Southwestern Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	($ in millions)
Gross margin	$86.5	$64.4
Operating expenses	30.2	21.4

Operating margin	$56.3	$43.0

Operating statistics (1):
Fractionation volumes, MBbl/d	258.0	293.7
LSNG treating volumes, MBbl/d	25.7	19.1
Benzene treating volumes, MBbl/d	20.9	17.0

(1)	Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

The increase in gross margin was primarily due to increased export and storage activity, higher fractionation and treating revenues, and increased petroleum logistics activities, partially offset by lower fractionation volumes. Export volumes, which benefit both the Logistics Assets and the Marketing and Distribution segments, averaged 44.8 MBbl/d for the three months ended March 31, 2013, nearly double 2012 volumes. Storage fees increased due to higher rates and new customers. Higher fractionation fees and contractual capacity reservation fees more than offset the impact of lower fractionation supply volumes that resulted from ethane rejection and pipeline operating issues at facilities not operated by the Partnership. Treating fees increased due to higher hydrotreating and de-pentanizer volumes. Terminaling gross margin improved as a result of increased crude oil throughput for the three months ended 2013 and the start up of the renewable fuels project at the Sound Terminal.

Operating expenses increased primarily due to higher fuel, labor and maintenance costs and lower system product gains.

Marketing and Distribution

The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities. It includes: (1) marketing of the Partnership’s natural gas liquids production and purchasing natural gas liquids products in selected United States markets; (2) providing liquefied petroleum gas balancing services to refinery customers; (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end users; and (4) marketing natural gas available to the Partnership from its Gathering and Processing division and the purchase and resale of natural gas in selected United States markets.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	($ in millions)
Gross margin	$44.8	$35.4
Operating expenses	10.8	9.3

Operating margin	$34.0	$26.1

Operating statistics (1):
Natural gas sales, BBtu/d	882.1	1,023.5
NGL sales, MBbl/d	283.6	282.7
Average realized prices:
Natural gas, $/MMBtu	3.34	2.60
NGL realized price, $/gal	0.92	1.21

(1)	Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter.

Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012

Despite flat NGL and lower natural gas sales volumes, gross margin increased due to higher LPG export activity, higher wholesale propane margins driven by colder weather, additional gasoline blending demand and increased truck and barge utilization.

Operating expenses increased primarily due to higher truck operating expense as a result of increased truck utilization, and increased distribution expense.

Other

	Three Months Ended March 31,
	2013	2012
	(In millions)
Gross margin	$6.6	$1.4

Operating margin	$6.6	$1.4

Other contains the financial effects of the Partnership’s hedging program on operating margin. It typically represents the cash settlements on the derivative contracts. Other also includes deferred gains or losses on previously terminated or de-designated hedge contracts that are reclassified to revenues upon the occurrence of the underlying physical transactions.

The primary purpose of the commodity risk management activities is to manage the Partnership’s exposure to commodity price risk and reduce volatility in its operating cash flow due to fluctuations in commodity prices. The Partnership has hedged the commodity price associated with a portion of its expected (i) natural gas equity volumes in Field Gathering and Processing Operations and (ii) NGL and condensate equity volumes predominately in Field Gathering and Processing as well as in the LOU portion of the Coastal Gathering and Processing Operations that result from its percent of proceeds processing arrangements by entering into derivative instruments.

The following table provides a breakdown of the Partnership’s hedge revenue by product:

	Three Months Ended March 31,
	2013	2012
	(In millions)
Natural gas	$3.3	$8.6
NGL	3.5	(5.5)
Crude oil	(0.2)	(1.7)

	$6.6	$1.4

Because the Partnership is essentially forward selling a portion of the plant equity volumes, these hedge positions will move favorably in periods of falling prices and unfavorably in periods of rising prices.

About Targa Resources Corp. and Targa Resources Partners

Targa Resources Corp. is a publicly traded Delaware corporation that owns a 2% general partner interest (which the Company holds through its 100% ownership interest in the general partner of the Partnership), all of the outstanding IDRs and a portion of the outstanding limited partner interests in Targa Resources Partners LP.

Targa Resources Partners is a publicly traded Delaware limited partnership formed in October 2006 by its parent, Targa Resources Corp. to own, operate, acquire and develop a diversified portfolio of midstream energy assets. The Partnership is a leading provider of midstream natural gas and natural gas liquid services in the United States. In addition, the Partnership provides crude oil gathering and crude oil and petroleum product terminaling services. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting, terminaling and selling NGLs and NGL products; gathering, storing, and terminaling crude oil; and storing and terminaling petroleum products. The Partnership operates in two primary divisions: Gathering and Processing, consisting of two reportable segments—Field Gathering and Processing and Coastal Gathering and Processing; and Logistics and Marketing, consisting of two reportable segments—Logistics Assets and Marketing and Distribution.

The principal executive offices of Targa Resources Corp. and Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com.

Targa Resources Partners—Non-GAAP Financial Measures

This press release includes the Partnership’s non-GAAP financial measures distributable cash flow, Adjusted EBITDA, gross margin and operating margin. The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Partnership’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow—The Partnership defines distributable cash flow as net income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for non-cash losses (gains) on mark-to-market derivative contracts, debt repurchases and redemptions, early debt extinguishments and asset disposals, less maintenance capital expenditures (net of any reimbursements of project costs), and changes in the fair value of the Badlands acquisition contingent consideration, to the extent unrealized. This measure includes any impact of noncontrolling interests.

Distributable cash flow is a significant performance metric used by the Partnership and by external users of its financial statements, such as investors, commercial banks and research analysts to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the board of directors of the Partnership’s general partner) to the cash distributions it expects to pay its unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

Distributable cash flow is a non-GAAP financial measure. The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Partners LP. Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Partners LP. It has important limitations as an analytical tool. Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income attributable to Targa Resources Partners LP and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision making processes.

The following table presents a reconciliation of net income attributable to Targa Resources Partners LP to distributable cash flow for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	(In millions)
Reconciliation of net income attributable to Targa Resources Partners LP to distributable cash flow:
Net income attributable to Targa Resources Partners LP	$38.9	$70.1
Depreciation and amortization expenses	63.9	46.7
Deferred income tax expense	0.4	0.4
Amortization in interest expense	4.0	4.6
Gain on sale or disposal of assets	(0.1)	—
Risk management activities	(0.2)	1.0
Maintenance capital expenditures	(21.7)	(16.5)
Other (1)	0.3	(0.6)

Targa Resources Partners LP distributable cash flow	$85.5	$105.7

(1)	Includes reimbursements of certain environmental maintenance capital expenditures by TRC, the noncontrolling interest portion of maintenance capital expenditures, depreciation and amortization expenses and changes in the fair value of the Badlands acquisition contingent consideration.

Adjusted EBITDA—The Partnership defines Adjusted EBITDA as net income before: interest; income taxes; depreciation and amortization; gains or losses on debt repurchases and redemptions, early debt extinguishments and asset disposals; non-cash risk management activities related to derivative instruments; and changes in the fair value of the Badlands acquisition contingent consideration. Adjusted EBITDA is used as a supplemental financial measure by the Partnership and by external users of the Partnership’s financial statements such as investors, commercial banks and others.

The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support indebtedness and make distributions to investors.

The GAAP measures most directly comparable to Adjusted EBITDA are net cash provided by operating activities and net income attributable to Targa Resources Partners LP. Adjusted EBITDA should not be considered as an alternative to GAAP net cash provided by operating activities or GAAP net income attributable to Targa Resources Partners LP. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income attributable to Targa Resources Partners LP and net cash provided by operating activities and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of net cash provided by operating activities to Targa Resources Partners LP Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	(In millions)
Reconciliation of net cash provided by Targa Resources Partners LP operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$171.7	$146.7
Net income attributable to noncontrolling interests	(6.4)	(11.7)
Interest expense, net (1)	27.4	24.8
Current income tax expense	0.5	0.6
Other (2)	(3.8)	(4.9)
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivable and other assets	(121.5)	(158.2)
Accounts payable and other liabilities	64.3	148.1

Targa Resources Partners LP Adjusted EBITDA	$132.2	$145.4

(1)	Net of amortization of debt issuance costs, discount and premium included in interest expense of $4.0 million and $4.6 million for the three months ended March 31, 2013 and 2012.
(2)	Includes equity earnings from unconsolidated investments – net of distributions, accretion expense associated with asset retirement obligations, amortization of stock-based compensation, gain on sale or disposal of assets, and changes in the contingent consideration associated with the Badlands acquisition.

The following table presents a reconciliation of net income attributable to Targa Resources Partners LP to Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	(In millions)
Reconciliation of net income attributable to Targa Resources Partners LP to Adjusted EBITDA:
Net income attributable to Targa Resources Partners LP	$38.9	$70.1
Add:
Interest expense, net	31.4	29.4
Income tax expense	0.9	1.0
Depreciation and amortization expenses	63.9	46.7
Gain on sale or disposal of assets	(0.1)	—
Change in contingent consideration	0.3	—
Risk management activities	(0.2)	1.0
Noncontrolling interests adjustment (1)	(2.9)	(2.8)

Targa Resources Partners LP Adjusted EBITDA	$132.2	$145.4

(1)	Noncontrolling interest portion of depreciation and amortization expenses.

Gross Margin—The Partnership defines gross margin as revenues less purchases. It is impacted by volumes and commodity prices as well as the Partnership’s contract mix and hedging program. The Partnership defines Gathering and Processing gross margin as total operating revenues from (1) the sale of natural gas, condensate and NGLs (2) natural gas and crude oil gathering and service fee revenues and (3) settlement gains and losses on commodity hedges, less product purchases, which consist primarily of producer payments and other natural gas purchases. Logistics Assets gross margin consists primarily of service fee revenue. Gross margin for Marketing and Distribution equals total revenue from service fees, NGL and natural gas sales, less cost of sales, which consists primarily of NGL and natural gas purchases, transportation costs and changes in inventory valuation.

Operating Margin—Operating margin is an important performance measure of the core profitability of the Partnership’s operations. The Partnership defines operating margin as gross margin less operating expenses.

Gross margin and operating margin are non-GAAP measures. The GAAP measure most directly comparable to gross margin and operating margin is net income. Gross margin and operating margin are not alternatives to GAAP net income, and have important limitations as analytical tools. Investors should not consider gross margin and operating margin in isolation or as substitutes for analysis of the Partnership’s results as reported under GAAP. Because gross margin and operating margin exclude some, but not all, items that affect net income and are defined differently by different companies in the Partnership’s industry, the Partnership’s definition of gross margin and operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management reviews business segment gross margin and operating margin monthly as a core internal management process. The Partnership believes that investors benefit from having access to the same financial measures that its management uses in evaluating its operating results. Gross margin and operating margin provide useful information to investors because they are used as supplemental financial measures by the Partnership and by external users of the Partnership’s financial statements, including investors and commercial banks to assess:

•	the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Management compensates for the limitations of gross margin and operating margin as analytical tools by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of gross margin and operating margin to net income for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	(In millions)
Reconciliation of Targa Resources Partners LP gross margin and operating margin to net income:
Gross margin	$260.3	$261.4
Operating expenses	(86.1)	(71.6)

Operating margin	174.2	189.8
Depreciation and amortization expenses	(63.9)	(46.7)
General and administrative expenses	(34.1)	(32.9)
Interest expense, net	(31.4)	(29.4)
Income tax expense	(0.9)	(1.0)
Gain on sale or disposal of assets	0.1	—
Other, net	1.3	2.0

Targa Resources Partners LP Net income	$45.3	$81.8

Targa Resources Corp.—Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measure distributable cash flow. Distributable cash flow should not be considered as an alternative to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow—The Company defines distributable cash flow as distributions due to it from the Partnership, less the Company’s specific general and administrative costs as a separate public reporting entity, the interest carry costs associated with its debt and taxes attributable to the Company’s earnings. Distributable cash flow is a significant performance metric used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by the Company to the cash dividends the Company expects to pay its shareholders. Using this metric, management and external users of the Company’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash dividends. Distributable cash flow is also an important financial measure for the Company’s shareholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in the Company’s quarterly dividend rates. Distributable cash flow is also a quantitative standard used throughout the investment community because the share value is generally determined by the share’s yield (which in turn is based on the amount of cash dividends the entity pays to a shareholder).

The economic substance behind the Company’s use of distributable cash flow is to measure the ability of the Company’s assets to generate cash flow sufficient to pay dividends to the Company’s investors.

The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Corp. Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Corp. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income attributable to Targa Resources Corp. and is defined differently by different companies in the Company’s industry, the Company’s definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision making process.

The following table presents a reconciliation of net income of Targa Resources Corp. to distributable cash flow for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	(In millions)
Reconciliation of net income attributable to Targa Resources Corp. to Distributable Cash Flow
Net income of Targa Resources Corp.	$33.8	$69.2
Less: Net income of Targa Resources Partners LP	(45.3)	(81.8)

Net loss for TRC Non-Partnership	(11.5)	(12.6)
Plus: TRC Non-Partnership income tax expense	8.5	9.1
Plus: Distributions from the Partnership	33.0	22.2
Plus: Non-cash loss (gain) on hedges	—	(0.3)
Plus: Depreciation—Non-Partnership assets	0.1	0.7
Less: Current cash tax expense (1)	(7.5)	(6.9)
Plus: Taxes funded with cash on hand (2)	2.5	2.2

Distributable cash flow	$25.1	$14.4

(1)	Excludes $1.2 million of non-cash current tax expense arising from amortization of deferred long-term tax assets from drop down gains realized for tax purposes and paid in 2010 for the three months ended March 31, 2013 and 2012.
(2)	Current period portion of amount established at our IPO to fund taxes on deferred gains related to drop down transactions that were treated as sales for income tax purposes.

The following table presents an alternative reconciliation of cash distributions declared by Targa Resources Partners LP to distributable cash flow of Targa Resources Corp. for the periods indicated:

	Three Months Ended March 31,
	2013	2012
	(In millions)
Targa Resources Corp. Distributable Cash Flow
Distributions declared by Targa Resources Partners LP associated with:
General Partner Interests	$1.9	$1.4
Incentive Distribution Rights	22.1	12.7
Common Units	9.0	8.1

Total distributions declared by Targa Resources Partners LP	33.0	22.2
Income (expenses) of TRC Non-Partnership
General and administrative expenses	(2.2)	(2.0)
Interest expense, net	(0.7)	(1.1)
Current cash tax expense (1)	(7.5)	(6.9)
Taxes funded with cash on hand (2)	2.5	2.2

Distributable cash flow	$25.1	$14.4

(1)	Excludes $1.2 million of non-cash current tax expense arising from amortization of deferred long-term tax assets from drop down gains realized for tax purposes and paid in 2010 for the three months ended March 31, 2013 and 2012.
(2)	Current period portion of amount established at our IPO to fund taxes on deferred gains related to drop down transactions that were treated as sales for income tax purposes.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership and the Company expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s and the Company’s control, which could cause results to differ materially from those expected by management of the Partnership and the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids, the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s and the Company’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither the Partnership nor the Company undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact investor relations by phone at (713) 584-1133.

Matthew Meloy

Senior Vice President, Chief Financial Officer and Treasurer

Chris McEwan

Director, Finance

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$102.1	$68.0
Trade receivables	427.7	514.9
Inventories	66.0	99.4
Assets from risk management activities	18.2	29.3
Other current assets	2.4	3.3

Total current assets	616.4	714.9

Property, plant and equipment, net	3,687.7	3,533.2
Other intangible assets, net	674.1	680.8
Long-term assets from risk management activities	3.2	5.1
Other long-term assets	92.8	91.7

Total assets	$5,074.2	$5,025.7

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$640.5	$701.2
Liabilities from risk management activities	8.2	7.4

Total current liabilities	648.7	708.6

Long-term debt	2,450.4	2,393.3
Long-term liabilities from risk management activities	5.0	4.8
Other long-term liabilities	60.7	58.9
Owners’ equity:
Targa Resources Partners LP owner’s equity	1,754.1	1,709.6
Noncontrolling interests in subsidiaries	155.3	150.5

Total owners’ equity	1,909.4	1,860.1

Total liabilities and owners’ equity	$5,074.2	$5,025.7

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per unit amounts)

	Three Months Ended
	March 31,
	2013	2012
REVENUES	$1,397.8	$1,645.5
Product purchases	1,137.5	1,384.1
Operating expenses	86.1	71.6
Depreciation and amortization expenses	63.9	46.7
General and administrative expenses	34.1	32.9

Total costs and expenses	1,321.6	1,535.3

INCOME FROM OPERATIONS	76.2	110.2
Other income (expense):
Interest expense, net	(31.4)	(29.4)
Equity earnings	1.6	2.1
Other expense	(0.2)	(0.1)

Income before income taxes	46.2	82.8
Income tax expense (benefit)	(0.9)	(1.0)

NET INCOME	45.3	81.8
Less: Net income attributable to noncontrolling interests	6.4	11.7

NET INCOME ATTRIBUTABLE TO TARGA RESOURCES PARTNERS LP	$38.9	$70.1

Net income attributable to general partner	$22.8	$14.1
Net income attributable to limited partners	16.1	56.0

Net income attributable to Targa Resources Partners LP	$38.9	$70.1

Net income per limited partner unit—basic	$0.16	$0.64

Net income per limited partner unit—diluted	$0.16	$0.63

Basic weighted average limited partner units outstanding	101.8	88.1

Diluted weighted average limited partner units outstanding	102.0	88.2

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED CASH FLOW INFORMATION

(In millions)

	Three Months Ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$45.3	$81.8
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization in interest expense	4.0	4.6
Compensation on equity grants	1.7	1.0
Depreciation and other amortization expense	63.9	46.7
Accretion of asset retirement obligations	1.1	1.0
Deferred income tax expense	0.4	0.4
Equity in earnings of unconsolidated investment, net of distributions	(1.6)	—
Risk management activities	(0.2)	1.1
Gain on sale or disposal of assets	(0.1)	—
Changes in operating assets and liabilities	57.2	10.1

Net cash provided by operating activities	171.7	146.7

CASH FLOWS FROM INVESTING ACTIVITIES
Outlays for property, plant and equipment	(203.5)	(102.7)
Investment in unconsolidated affiliate	—	(6.2)
Return of capital from unconsolidated affiliate	—	0.3
Other, net	(4.6)	0.8

Net cash used in investing activities	(208.1)	(107.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit facility	325.0	145.0
Repayments of credit facility	(380.0)	(643.0)
Proceeds from issuance of senior notes	—	400.0
Proceeds from accounts receivable securitization facility	171.4	—
Repayments of accounts receivable securitization facility	(60.0)	—
Costs incurred in connection with financing arrangements	(1.0)	(4.4)
Proceeds from equity offerings	107.6	168.4
Distributions to unitholders	(90.9)	(66.0)
Contributions from parent	—	0.5
Contributions from noncontrolling interests	2.1	1.4
Distributions to noncontrolling interests	(3.7)	(10.1)

Net cash provided by (used in) financing activities	70.5	(8.2)

Net change in cash and cash equivalents	34.1	30.7
Cash and cash equivalents, beginning of period	68.0	55.6

Cash and cash equivalents, end of period	$102.1	$86.3

TARGA RESOURCES CORP.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Three Months Ended March 31,
	2013	2012
REVENUES	$1,397.8	$1,645.8
Product purchases	1,137.5	1,384.2
Operating expenses	86.1	71.6
Depreciation and amortization expenses	64.0	47.4
General and administrative expenses	36.3	34.9

Total costs and expenses	1,323.9	1,538.1

INCOME FROM OPERATIONS	73.9	107.7
Other income (expense):
Interest expense, net	(32.1)	(30.5)
Equity earnings	1.6	2.1
Other expenses	(0.2)	—

Income before income taxes	43.2	79.3
Income tax expense	(9.4)	(10.1)

NET INCOME	33.8	69.2
Less: Net income attributable to noncontrolling interests	20.4	59.6

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$13.4	$9.6

Net income available per common share—basic and diluted	$0.32	$0.23

Weighted average shares outstanding—basic	41.6	41.0

Weighted average shares outstanding—diluted	42.0	41.8

TARGA RESOURCES CORP.

FINANCIAL SUMMARY (unaudited)

KEY TARGA RESOURCES CORP. BALANCE SHEET ITEMS

(In millions)

March 31, 2013
Cash and cash equivalents:
TRC Non-Partnership	$10.6
Targa Resources Partners	102.1

Total cash and cash equivalents	$112.7

Long-term debt:
TRC Non-Partnership	$72.0
Targa Resources Partners	2,450.4

Total long-term debt	$2,522.4